EXHIBIT 99.1

                                                For Further Information Contact:
                                                --------------------------------
                                                 Concurrent Computer Corporation
                                    Walt Ungerer, Director of Investor Relations
                                                                  (678) 258-4103
                                                              Fax (678) 258-3938



FOR IMMEDIATE RELEASE


                    CONCURRENT COMPUTER CORPORATION ANNOUNCES
                FIRST QUARTER FISCAL YEAR 2004 FINANCIAL RESULTS

ATLANTA,  GEORGIA,  OCTOBER  23, 2003 - Concurrent Computer Corporation (NASDAQ:
CCUR) today reported results for its first quarter of fiscal year 2004 ended September 30, 2003.

In the first quarter of fiscal 2004, Video-On-Demand (VOD) revenue from the company's Xstreme (VOD) Division totaled $10.4 million compared to $13.4 million in the same quarter of the prior year, a decrease of 22.5%. Compared to the fourth quarter of fiscal 2003, VOD revenue increased 48.7% from $7.0 million, for the first fiscal quarter. Revenue from the company's Integrated Solutions Division (ISD) in the first quarter of fiscal 2004 totaled $8.5 million compared to $8.8 million in the same quarter of the prior year, a decrease of 2.6%. ISD revenue was flat for the quarter compared to the fourth quarter of fiscal 2003. Company-wide revenue in the first quarter of fiscal 2004 totaled $18.9 million compared to $22.1 million in the same quarter of the prior year, a decrease of 14.6%. Compared to the fourth quarter of fiscal 2003, company-wide revenue increased 21.7%, from $15.5 million, for the first fiscal quarter.

Net income for the period was $0.6 million or $0.01 per fully diluted share, which is flat compared to the same quarter of the prior year. For the fourth quarter of fiscal 2003, the company had a loss of $6.2 million or $0.10 per fully diluted share. Net income for the period includes a favorable impact of $1.3 million from the reversal of an accrual for stock warrants related to the sale of Concurrent VOD systems on the Scientific-Atlanta, Inc. platform and an additional $1.1 million in cash from the partial liquidation of the assets of Thirdspace Living Limited.


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The  company  ended  the quarter with $25.2 million in cash and cash equivalents and  no  bank  debt.


Driven by escalating demand for the MediaHawk 4G and the MediaMatrix solutions, the company anticipates VOD revenue to increase to the range of $10 to $12 million in the second quarter of fiscal 2004. For the same period, revenue from ISD is expected to be in the range of $9 to $10 million. Company-wide revenues are anticipated to total between $19 and $22 million and net income (loss) is anticipated to be between ($0.02) and $0.00 per fully diluted share in the second quarter of fiscal 2004.


"I am pleased with the direction of our quarter over quarter financial metrics and believe that these results are indicative of our growing competitive position and an improving spending environment," said Jack Bryant, Concurrent president and chief executive officer. He added, "Our ability to win market share in the quarter was driven by our providing an on-demand platform that delivers the unique ability to independently scale streams, storage and content read/write capability."


"I am delighted to see strong VOD subscriber activity data from the cable operators indicating an increase in demand for additional content and new on-demand services such as long-format advertising, subscription Video-On-Demand
(SVOD),  music  videos  on-demand  and  network-based  digital  video  recording
(NDVR)," said Bryant. "Our newly introduced MediaHawk 4G On-Demand Platform, MediaMatrix and Real-Time Media solutions were designed for optimal scaling on all dimensions to meet our customers' present and future needs as they deploy these next generation VOD services."


In the quarter, Concurrent added 5 new system deployments for a total of 67. These commercial VOD system deployments are to the largest cable network operators in North America with 42 integrations on the Motorola digital platform and 25 integrations on the Scientific-Atlanta digital platform. Concurrent's VOD customers include Adelphia, Bright House Networks, Charter, Cogeco, Comcast, Cox, Mediacom, Time Warner Cable, Videotron and others. At September 30, 2003, these cable operators had purchased video stream capacity from Concurrent of 349 thousand commercial streams for their base of 14.4 million basic subscribers, of which over 4.5 million are digital subscribers.


As previously announced, Concurrent Computer Corporation will hold a conference call to discuss its first quarter of fiscal 2004 results on October 23, 2003 at 4:30 p.m. ET which will be broadcast live over


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the Internet on the company's web page at http://www.ccur.com/corp_overview.asp.
                                          -------------------------------------


ABOUT CONCURRENT

Concurrent Computer Corporation (www.ccur.com) is a worldwide leader in providing digital VOD systems to the broadband industry and real-time computer systems for industry and government. Concurrent's VOD systems are utilized within the broadband cable, DSL, and hospitality markets. Within the digital cable market, Concurrent is a recognized leader, currently serving nine major cable operators in 67 markets with over 4.5 million digital subscribers.
Concurrent's proven technology provides a flexible, comprehensive, robust solution for HFC, DSL, and IP-based networks. The company's powerful and scalable VOD systems are based on open standards and are integrated with the leading broadband technologies. Concurrent is also a leading provider of high-performance, real-time computer systems, solutions, and software that focus on hardware-in-the-loop and man-in-the-loop simulation, data acquisition, and industrial control systems for commercial and government markets. Concurrent has over 35 years of experience in real-time technology and provides its best of breed solutions through offices in North America, Europe, Asia, and Australia.


Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. When used or incorporated by reference in this release, the words "believes," "expects," "estimates," "anticipates," and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: availability of video-on-demand content; delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the limited operating history of our video-on-demand segment; the concentration of our customers; failure to effectively manage growth; delays in testing and introductions of new products; rapid technology changes; demand shifts from high-priced, proprietary real-time systems to low-priced, open server systems; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the highly competitive environment in which we operate; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; and the valuation of equity investments and collectibility of notes receivable.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission on September 18, 2003 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K under the heading "Risk Factors" are specifically incorporated by reference in this press release. Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

                                      # # #

Note to Editors: For additional company or product information from Concurrent Computer Corporation, please contact Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, GA 30096. Call toll free in the U.S. and
Canada at (877) 978-7363, fax (678) 258-4199. Readers can also access information through the company's Web site at www.ccur.com.

Concurrent Computer Corporation, its logo, MediaHawk, MediaMatrix and Real-Time Media are registered and unregistered trademarks of Concurrent Computer Corporation. All other product names are trademarks or registered trademarks of their respective owners.

                           CONCURRENT COMPUTER CORPORATION
                         CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (IN THOUSANDS)


                                                   SEPTEMBER 30,    JUNE 30,
                                                       2003           2003
                                                    (UNAUDITED)
                                                  ---------------  ----------
ASSETS
   Cash and cash equivalents                      $       25,181   $  30,697
   Trade accounts receivable, net                         13,335      10,371
   Inventories                                             6,483       7,174
   Prepaid expenses and other current assets               2,595       1,877
                                                  ---------------  ----------
     Total current assets                                 47,594      50,119


   Property, plant and equipment, net                     11,806      11,862
   Purchased developed computer software, net              1,156       1,203
   Goodwill                                               10,744      10,744
   Investment in minority owned company                      553         553
   Other long-term assets, net                             3,213       3,358
                                                  ---------------  ----------

     Total assets                                 $       75,066   $  77,839
                                                  ===============  ==========


LIABILITIES
   Accounts payable and accrued expenses          $       11,147   $  14,644
   Deferred revenue                                        5,556       5,433
                                                  ---------------  ----------
     Total current liabilities                            16,703      20,077

   Long-term deferred revenue                              2,562       2,212
   Other long-term liabilities                            12,240      12,092

STOCKHOLDERS' EQUITY
   Common stock                                              623         623
   Additional paid-in capital                            173,717     174,396
   Unearned compensation                                    (491)       (576)
   Treasury stock                                            (58)        (58)
   Retained earnings (deficit)                          (122,317)   (122,929)
   Accumulated other comprehensive loss                   (7,913)     (7,998)
                                                  ---------------  ----------
     Total stockholders' equity                           43,561      43,458
                                                  ---------------  ----------

   Total liabilities and stockholders' equity     $       75,066   $  77,839
                                                  ===============  ==========


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
                               CONCURRENT COMPUTER CORPORATION
                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                     THREE MONTHS ENDED SEPTEMBER 30,
                                                    ---------------------------------
                                                         2003              2002
                                                      (Unaudited)       (Unaudited)
                                                    ----------------  ---------------
Revenues:
  Product:
    Real-time systems                               $         4,394   $         4,092
    Video-on-demand systems                                   9,147            12,449
                                                    ----------------  ---------------
      Total product revenues                                 13,541            16,541
  Service:
    Real-time systems                                         4,146             4,678
    Video-on-demand systems                                   1,215               922
                                                    ----------------  ---------------
      Total service revenues                                  5,361             5,600
                                                    ----------------  ---------------
      Total revenues                                         18,902            22,141

Cost of sales:
  Product:
    Real-time systems                                         1,356             1,776
    Video-on-demand systems                                   3,657             5,241
                                                    ----------------  ---------------
      Total product cost of sales                             5,013             7,017
  Service:
    Real-time systems                                         2,184             2,607
    Video-on-demand systems                                     755               660
                                                    ----------------  ---------------
      Total service cost of sales                             2,939             3,267
                                                    ----------------  ---------------
      Total cost of sales                                     7,952            10,284
                                                    ----------------  ---------------

Gross margin                                                 10,950            11,857

Operating expenses:
  Sales and marketing                                         4,080             4,404
  Research and development                                    4,668             4,447
  General and administrative                                  2,169             2,328
                                                    ----------------  ---------------
      Total operating expenses                               10,917            11,179
                                                    ----------------  ---------------

Operating income                                                 33               678

Recovery of previously recognized impairment loss             1,060                 -
Other income (expense)                                          (74)              149
                                                    ----------------  ---------------
Income before income taxes                                    1,019               827

Provision for income taxes                                      407               207
                                                    ----------------  ---------------

Net income                                          $           612   $           620
                                                    ================  ===============


Basic net income per share                          $          0.01   $          0.01
                                                    ================  ===============

Diluted net income per share                        $          0.01   $          0.01
                                                    ================  ===============

Basic weighted average shares outstanding                    62,085            61,860
                                                    ================  ===============

Diluted weighted average shares outstanding                  62,722            62,368
                                                    ================  ===============


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
                                CONCURRENT COMPUTER CORPORATION
                                         SEGMENT DATA
                                        (IN THOUSANDS)


                                INTEGRATED SOLUTIONS DIVISION       XSTREME DIVISION
                                -----------------------------  --------------------------
                                     THREE MONTHS ENDED            THREE MONTHS ENDED
                                -----------------------------  --------------------------
                                  09/30/03        09/30/02       09/30/03      09/30/02
                                (Unaudited)     (Unaudited)    (Unaudited)   (Unaudited)
                               --------------  --------------  ------------  ------------
Revenues:
  Product                      $        4,394  $        4,092  $     9,147   $     12,449
  Service                               4,146           4,678        1,215            922
                               --------------  --------------  ------------  ------------
     Total                              8,540           8,770       10,362         13,371

Cost of sales:
  Product                               1,356           1,776        3,657          5,241
  Service                               2,184           2,607          755            660
                               --------------  --------------  ------------  ------------
     Total                              3,540           4,383        4,412          5,901
                               --------------  --------------  ------------  ------------

Gross margin                            5,000           4,387        5,950          7,470

Operating expenses
  Sales and marketing                   1,807           1,860        2,273          2,544
  Research and development              1,482           1,399        3,186          3,048
  General and administrative            1,094           1,004        1,075          1,324
                               --------------  --------------  ------------  ------------
    Total operating expenses            4,383           4,263        6,534          6,916
                               --------------  --------------  ------------  ------------

Operating income (loss)        $          617  $          124  $      (584)  $        554
                               ==============  ==============  ============  ============


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